Exhibit 5.1

                      [Cooley Godward LLP Letterhead]

July 16, 1999

eFax.com, Inc.
1378 Willow Road
Menlo Park, California 94025

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by eFax.com, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of up to 1,194,635 shares of the Common Stock, par value $0.01 per share, of the Company (the "Common Stock"). The Registration Statement covers:

     (i) 709,640 shares of the Common Stock (the "Citadel Shares") which may be issued to Fisher Capital Ltd. and Wingate Capital Ltd. (together, collectively, the "Citadel Entities") upon conversion of 1,500 shares of Series A Convertible Preferred Stock (the "Preferred Stock") issued to the Citadel Entities pursuant to that certain Securities Purchase Agreement, dated as of May 7, 1999, by and between the Company and the Citadel Entities (the "Securities Purchase Agreement");

    (ii) 300,000 shares of Common Stock (the "Citadel Warrant Shares") issuable upon the exercise of warrants issued to the Citadel Entities pursuant to the Securities Purchase Agreement (the "Citadel Warrant");

   (iii) up to 60,000 shares of Common Stock (the "Dividend Shares") which may be issued to the Citadel Entities upon conversion of accrued dividends on the Preferred Stock payable on May 13, 2000; and

    (iv) 124,995 shares of Common Stock (the "Reedland Warrant Shares") issuable upon conversion of a warrant issued to Reedland Capital Partners in connection with the Securities Purchase Agreement (the "Reedland Warrant").

In connection with this opinion, we have examined the Registration Statement, the Company's Bylaws, as amended, the Company's Certificate of Incorporation, as amended, including the Certificate of Designations filed with the Delaware Secretary of State on May 12, 1999 (the "Certificate of Designations") and the Certificate of Amendment of the Certificate of Designations filed with the Delaware Secretary of State on May 13, 1999 (the "Certificate of Amendment"), the Citadel Warrants, the Reedland Warrant and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Citadel Shares have been duly authorized and reserved for issuance, and upon issuance and delivery in accordance with the terms of the Certificate of Designations and the Certificate of Amendment, will be validly issued, outstanding, fully paid


                                     II - 6.

and nonassessable; (ii) the Citadel Warrant Shares have been duly authorized and reserved for issuance, and upon issuance and delivery against payment therefor in accordance with the terms of the Citadel Warrants, will be validly issued, outstanding, fully paid and nonassessable; (iii) the Dividend Shares have been duly authorized and reserved for issuance and, upon conversion of accrued preferred stock dividends and issuance and delivery in accordance with the terms of the Certificate of Designations and the Certificate of Amendment, will be validly issued, fully paid and nonassessable; and (iv) the Reedland Warrant Shares have been duly authorized and reserved for issuance, and upon issuance and delivery against payment therefor in accordance with the terms of the Reedland Warrants, will be validly issued, outstanding, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,
Cooley Godward LLP

/s/ Patrick A. Pohlen
Patrick A. Pohlen, Esq.



                                     II - 7.